Exhibit 99.1

Philadelphia Consolidated Announces Further Updates on Hurricanes’
Impact

OCTOBER 14, 2004 PRESS RELEASE

Bala Cynwyd, PA – Philadelphia Consolidated Holding Corp. (NASDAQ: PHLY) today announced its estimates of gross losses attributable to Hurricanes Charley, Frances, Ivan and Jeanne, updated net after-tax losses for Hurricane Ivan and related reinsurance premium expenses with its associated catastrophe reinsurance programs.

The following catastrophe loss estimates due to the hurricanes impacted both its personal lines and its commercial lines books of business. With some areas having been affected multiple times, loss estimates are still evolving due, in part, to the difficulty in making any precise estimate at this time of future remediation and repair costs.

     (Dollars in millions)

	Gross Loss Estimate	Net After Tax
Hurricane	(before tax)	Losses
Charley	$222.0	$6.8
Frances	$127.0	$6.8
Ivan	$17.0	$4.6
Jeanne	$279.0	$6.8

Prior to Hurricane Charley, the Company had coverage in place under its 2004 catastrophe reinsurance programs which provided $338.5 million in excess of a $3.5 million per occurrence retention for the Company’s personal lines catastrophe losses and $108.0 million in excess of a $7.0 million per occurrence retention for its commercial lines catastrophe losses. Due to the multiple hurricane events the Company, as previously announced, purchased additional reinsurance coverages to supplement its original catastrophe reinsurance programs.

In addition to the impact of the Company’s $25.0 million after-tax ($1.07 diluted earnings per share) catastrophe losses on 2004 third quarter earnings, these multiple hurricane events will result in the Company accelerating the recognition of $18.0 million after-tax ($0.77 diluted earnings per share) in catastrophe reinsurance premium expense, due to the utilization of certain of these catastrophe reinsurance coverages.

The Company’s catastrophe reinsurance programs in place after Hurricane Jeanne provide $337.0 million in excess of a $3.5 million per occurrence retention for the Company’s personal lines catastrophe losses and $105.0 million in excess of a $10.0 million per occurrence retention for its commercial lines catastrophe losses. These catastrophe reinsurance programs provide catastrophe reinsurance coverage through May 31, 2005. After recognition of the above accelerated reinsurance premium expenses, the remaining pre-tax cost for this coverage for the period October 1, 2004 through May 31, 2005 approximates $16.1 million.

Forward-Looking Information

October 14, 2004 Press Release

This release may contain forward-looking statements that are based on management’s estimates, assumptions and projections. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, results of the Company’s business, and the other matters referred to above include, but are not limited to: (i) changes in the business environment in which the Company operates, including inflation and interest rates; (ii) changes in taxes, governmental laws, and regulations; (iii) competitive product and pricing activity; (iv) difficulties of managing growth profitably; (v) claims development and the adequacy of our liability for unpaid loss and loss adjustment expenses; (vi) severity of natural disasters and other catastrophe losses; (vii) adequacy of reinsurance coverage which may be obtained by the Company; (viii) ability and willingness of our reinsurers to pay; and (ix) future terrorist attacks.

Philadelphia Insurance Companies, rated “A+” (Superior) by A.M. Best Company, is a specialty niche Company which markets and underwrites property and casualty insurance products through 36 proprietary underwriting offices across the U.S. of A. For more information about our Company or to review our 2003 annual report, visit our web site at www.phly.com.